For Immediate Release

ReGen Biologics to Present at Harris Nesbitt Gerard Focus on
Healthcare Conference December 11 in New York City

Orthopedics Pioneer Showcases Latest Meniscus Regrowth Technology

FRANKLIN LAKES, NJ, December 1, 2003—ReGen Biologics, Inc. (OTC:RGBI) a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets both in the U.S. and globally, today announced that it will present at the Harris Nesbitt Gerard Focus on Healthcare Conference (www.harrisnesbittgerard.com) in New York City on Thursday, December 11, 2003, at 1:00PM Eastern Standard Time.

In conjunction with the conference, ReGen Chairman and CEO Gerald E. Bisbee, Jr., Ph.D. was interviewed by WallSt.net. The interview, which addresses ReGen’s markets, technology, and development pipeline for investors, appears on the home page of www.wallst.net under OTCBB, to access the interview, first click on register, fill out the information and then click on RGBI on the home page under OTCBB to listen to the interview.

The CMI is a device designed to regenerate the meniscus of the human knee. The CMI has been cleared for marketing in Europe, Australia, Chile, and it is expected to be selectively available in Canada during late 2003. The CMI is currently in the clinical trial stage in the U.S. ReGen expects submission of the PMA to begin in August 2004 and to be completed in December 2004, followed by a decision from the FDA in the second half of 2005.

About ReGen Biologics, Inc.

ReGen Biologics is a leading orthopedic products company that develops and manufactures tissue repair products for unmet markets, both in the U.S. and globally. ReGen’s first product using its patented core technology is the Collagen Meniscus Implant (CMI), which uses the body’s own healing process to grow new meniscus tissue and restore mobility for patients with meniscus loss. ReGen completed enrollment and surgeries in the CMI U.S. Multicenter Clinical Trial in November 2002, with submission of the PMA to the FDA expected in the second half of 2004. The CMI is currently distributed in Europe, Australia, Chile and certain other countries through the Centerpulse unit of Zimmer Holdings, Inc. (NYSE:ZMH) and it is expected to be selectively available in Canada during 2003. For more information on ReGen’s next generation tissue regeneration products, visit www.regenbio.com, call (201) 651-5140, or email info@regenbio.com.

This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of ReGen and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including those discussed in the Risk Factors section of ReGen’s quarterly report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2003. ReGen’s filings with the SEC are available to the public at the Company’s website at http://www.regenbio.com, from commercial document-retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

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Contact:
ReGen Biologics, Inc.
Brion D. Umidi, 410-349-2431
bumidi@regenbio.com

Investor Relations:
Cameron Associates
Lester Rosenkrantz, 212-554-5486
lester@cameronassoc.com